Sky Pass Corp.

18124 Wedge Pkwy, Ste 1050

Reno, NV 89511

Telephone: (415-279-2411)

May 19'", 2015

Dear Sirs,

We would like to express our sincere respect, and on the basis of preliminary negotiations, in our joint collaboration we hope to find new stages for the development of new business areas that would be of interest to both parties.

The "B4U CARD SOLUTIONS" has a contractual relationship with the well-known European manufacturers of access systems "SKIDATA" since May 2015.

Our current project with "SKIDATA" is related to the joint use of prepaid cards "B4U CARD SOLUTIONS" with the technology of Ski-Data access system, used in SkiPass cards.

On the basis of existing agreements with "SKIDATA", the "B4U CARD SOLUTIONS" is ready to develop a card program for "Sky Pass Corp." within the framework of which there might be issued prepaid cards with the SkiPass function.

Best regards,

/s/ Grischew Gerard

Grischew Gerard

Chief Executive Office